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Exhibit 10.28

THOMAS GROUP, INC.
APPRECIATION RIGHTS AGREEMENT

        This APPRECIATION RIGHTS AGREEMENT (this "Agreement") is made this 12th day of December 2003, to be effective April 8, 2003, between THOMAS GROUP, INC., a Delaware corporation (the "Company") and JOHN R. HAMANN, an executive officer of the Company and an individual resident of the state of Texas ("SAR Holder").

W I T N E S S E T H:

        WHEREAS, the Company desires to afford to SAR Holder an opportunity to obtain the benefit of appreciation in the value of the equity of the Company, as herein provided; and

        WHEREAS, the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") has recommended to the Board and the Board has determined that, it is in the best interests of the Company to award SAR Holder 170,317 SARs (as defined herein).

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and in consideration of services rendered to the Company by SAR Holder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.    Grant of Appreciation Rights.    The Company hereby grants 170,317 appreciation rights ("SARs"), exercisable immediately, to SAR Holder entitling SAR Holder to obtain, on the terms and conditions set forth herein, a cash payment equal to the product of (a) the excess of the Fair Market Value (as defined herein) of a share of common stock, par value $0.01 per share (the "Common Stock"), of the Company, as determined pursuant to Section 4, over $0.42, and (b) the number of SARs being exercised (such product at the time of exercise being referred to herein as the "SAR Value").

        2.    Exercise.    The SARs in full or in part may be exercised at any time until the earlier to occur of (a) three (3) months following the date upon which SAR Holder ceases to be an employee of the Company if the SAR Holder ceases to be an employee of the Company other than by reason of death, Retirement or Disability (as each such term is defined in the Company's 1997 Stock Option Plan (the "Plan")) or (b) if the SAR Holder ceases to be an employee due to death, Retirement or Disability, the dates set forth in Article 9 of the Plan.

        3.    Procedure for Exercise.    In order to exercise the SARs, SAR Holder shall deliver to the Company at its principal office at 5221 North O'Connor Blvd., Suite 1500, Irving, Texas 75039, or at such other office as shall be designated by the Company pursuant to the terms hereof, a written notice of SAR Holder's election to exercise a SAR, which election notice shall state the number of SARs to be exercised. Following receipt thereof, the Company shall, in accordance with the terms hereof, deliver to SAR Holder the SAR Value relating to such exercise.

        4.    Determination of Fair Market.    The "Fair Market Value" of a share of Common Stock on any date of reference shall mean the Closing Price (as defined below) on the last business day of each calendar quarter, unless the Audit Committee, in its sole discretion, shall determine otherwise in a fair and uniform manner. The Closing Price shall be adjusted at the end of each calendar quarter. Any exercise of a SAR shall be made with reference to the Closing Price at the end of the quarter immediately preceding the quarter in which such exercise occurs. For purposes of this Agreement, the "Closing Price" of the Common Stock on any business day shall be:

          (a)   if the Common Stock is listed or admitted for trading on any United States national securities exchange or included in the National Market System of the National Association of Securities Dealer Automated Quotation System ("NASDAQ"), the last reported sale price of Common Stock on such exchange or system, as reported in any newspaper of general circulation;

          (b)   if the Common Stock is not quoted on NASDAQ but is quoted on any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system;

          (c)   if neither clause (a) nor (b) is applicable, the mean between the high bid and low asked quotations for Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days; or

          (d)   if none of clause (a), (b) or (c) apply, if actual transactions in the Common Stock are reported on a consolidated transaction reporting system, the last sale price of the Common Stock for such day and on such system.

        5.    Closing and Payment of SAR Value.    The SAR Value payable at the closing of the exercise of the SAR shall be payable within five (5) days of the final determination of the SAR Value pursuant to the terms hereof. On the closing of the exercise of a SAR, the Company shall pay the SAR Value in cash, in immediately available funds (subject to Section 7 and Section 9) and SAR Holder shall execute a receipt evidencing the receipt of such payment and confirming the number of SARs not exercised and still held by SAR Holder.

        6.    Condition to Exercise.    SAR Holder acknowledges it is a condition to the exercise of all or any portion of the SARs granted hereunder that, simultaneously with the exercise of any SARs, SAR Holder shall exercise a like percentage of the 129,683 options to purchase Common Stock that were also granted pursuant to the Company's 1997 Stock Option Plan to SAR Holder in connection with this SAR grant.

        7.    Adjustment of Number of SARs.    The number of SARs shall be subject to adjustment from time to time as follows:

          (a)   If the Company shall at any time after the date hereof but prior to the expiration of the SARs subdivide its outstanding Common Stock, by split-up, spin-off, or otherwise, or combine its outstanding Common Stock, the number of SARs granted hereunder and exercisable as of the date of such subdivision, split-up, spin-off or combination shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination.

          (b)   If at any time after the date hereof the Company declares a dividend or other distribution on its Common Stock payable in Common Stock or other securities or rights convertible into or exchangeable for Common Stock ("Common Stock Equivalents"), without payment of any consideration by holders of Common Stock for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon exercise or conversion thereof), then the number of SARs granted hereunder shall be increased as of the record date (or the date of such dividend distribution if no record date is set) for determining which holders of Common Stock shall be entitled to receive such dividends, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend.

        8.    Continuing Obligation.    If, upon an exercise of a SAR, the Company is unable to pay the full SAR Value payable at such time due to contractual restrictions, the SAR Value shall be paid from time to time, to the extent the Company is permitted to do so, and the obligations of the Company under this Agreement will be a continuing obligation until the Company's payment in full of the SAR Value payable to SAR Holder with respect to such exercise, which payment must be made within twelve (12) months of receipt by the Company of the notice specified in Section 3. Any SAR Value due to

SAR Holder upon such exercise but not paid by the Company, shall accrue interest at the rate of 10% per annum.

        9.    Withholding Taxes.    Whenever the Company is required to pay SAR Holder a SAR Value upon exercise of a SAR, such payments shall be net of an amount sufficient to satisfy any withholding tax liability.

        10.    Governing Law.    This Agreement is intended to be performed in the State of Texas and shall be construed and enforced in accordance with and governed by the laws of such state. SAR Holder hereby irrevocably submits to the jurisdiction of the courts of the State of Texas for purposes hereof.

        11.    Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        12.    Parties.    This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto; provided, however, that the Company may not assign or delegate any of its rights or obligations hereunder without the consent of SAR Holder and SAR Holder may not assign or delegate any of its rights or obligations hereunder.

        13.    Notices.    All notices, requests, consents, approvals or demands to or upon the respective parties hereto shall be given or made as follows:

If to SAR Holder:	John R. Hamann

If to the Company:	Thomas Group, Inc. 5221 North O'Connor Blvd. Suite 1500 Irving, TX 75069 Attn: James T. Taylor

        Unless otherwise specified herein, all such notices, requests, consents, approvals and demands given or made in connection with the terms and provisions of this Agreement shall be deemed to have been given or made when personally delivered, or, if mailed, upon the earlier of actual receipt by the addressee or three (3) days after sent by registered or certified mail, postage prepaid, or, in the case of overnight courier service (which may be utilized hereunder), when delivered by the overnight courier company to the respective address specified above, or, in the case of telecopy or facsimile transmission (which may be utilized hereunder), within the first business hour (9:00 a.m. to 5:00 p.m., local time for the recipient, on any business day) after receipt by the respective addressee. Any party may change the address or transmission number to which notices shall be directed hereunder by giving ten (10) days written notice of such change to the other parties.

        14.    Counterparts.    This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which collectively constitute one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. A facsimile or photocopy of an executed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

THOMAS GROUP, INC.
By:	/s/ JAMES T. TAYLOR
Name:	James T. Taylor
Title:	Executive Vice President, CFO
/s/ JOHN R. HAMANN JOHN R. HAMANN

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  Exhibit 10.28
THOMAS GROUP, INC. APPRECIATION RIGHTS AGREEMENT